Exhibit 10.1

LOAN CANCELLATION AND EXCHANGE AGREEMENT

This LOAN CANCELLATION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of August 7, 2025 (the “Effective Date”) by and among DR. HOYOUNG HUH, an individual (“Dr. Huh”), AKARI THERAPEUTICS, PLC, a public company limited by shares incorporated in England and Wales (the “Company”), and PEAK BIO INC, a Delaware corporation and wholly-owned subsidiary of the Company (“Peak”).

WHEREAS, in January 2024, Peak received proceeds from a Senior Secured Promissory Note (as amended in April 2025, the “2024 Founder Loan”) totaling $750,000 in aggregate principal amount from Dr. Huh, bearing interest at 15% per annum;

WHEREAS, in January 2024, Peak, certain of Peak’s subsidiaries and Dr. Huh entered into that certain Security Agreement (the “Security Agreement”);

WHEREAS, as of the Effective Date, the total outstanding balance due including principal and accrued interest under the 2024 Founder Loan is approximately $837,433; and

WHEREAS, the Company, Dr. Huh and certain other parties have entered into certain Note Purchase Agreements, dated on or about August 7, 2025 (each, a “Note Purchase Agreement” and collectively, the “Note Purchase Agreements”), pursuant to which the Company agreed to issue certain non-convertible promissory notes (the “Notes”), each with a one-year term and 20% original issue discount and, with respect to certain of such other parties, to extend the term of certain Series A warrants issued by the Company in March or April 2025 for an additional forty eight months pursuant to certain warrant amendment agreements (such transactions, collectively, the “August 2025 Note Financing”), and that the Note Purchase Agreement with Dr. Huh (the “HH Note Purchase Agreement”) provides that Dr. Huh has subscribed for Notes with an aggregate Subscription Amount (as defined in the Note Purchase Agreement) of $1,000,000 (the “Purchase Price”); and

WHEREAS, the parties wish to set forth in writing their agreements concerning the cancellation and extinguishment of the 2024 Founder Loan in partial satisfaction of Dr. Huh’s obligation to pay the Purchase Price to the Company at the closing of the August 2025 Note Financing (the “Closing”).

NOW, THEREFORE, to facilitate the August 2025 Note Financing and in consideration of the premises, representations, warranties, agreements and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1. Cancellation and Exchange of the 2024 Founder Loan. Subject to and conditioned upon the occurrence of the Closing, at the Closing, Dr. Huh agrees to pay $162,567 in cash to the Company, the 2024 Founder Loan shall be cancelled, extinguished and deemed paid in full (the aggregate amount of all obligations under the 2024 Founder Loan as of the Closing date, the “Cancelled 2024 Loan Balance”), and the Company and Peak’s obligations with respect to Dr. Huh thereunder, including any obligations under the Security Agreement, discharged in their entirety, and in exchange therefore the Company shall issue to Dr. Huh, on the terms and subject to the conditions set forth in the HH Note Purchase Agreement, (a) a Note in the amount of $1,000,000 (as such term is defined in the Note Purchase Agreement) and (b) extend the expiration of 892,857 Series A Warrants from March 5, 2026 to March 5, 2030 as contemplated in the HH Note Purchase Agreement, and neither the Company nor Peak shall have any further liability or obligation in respect of the 2024 Founder Loan in connection with the cancellation and exchange contemplated by this Agreement.

2. Representations and Warranties of Dr. Huh. Dr. Huh hereby represents and warrants to Peak and the Company that the following representations are true and correct as of the Closing:

(a) Ownership. Dr. Huh owns exclusively, beneficially, and of record, and has valid title to, free and clear of any liens, security interests, and any other encumbrances, all Founder Indebtedness.

(b) Authority and Enforceability; No Conflicts.

(i) Dr. Huh has the requisite power and authority to execute and deliver this Agreement and to perform Dr. Huh’s obligations contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement by Peak and the Company, this Agreement constitutes the legal, valid and binding obligation of Dr. Huh, enforceable against Dr. Huh in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii) The execution, delivery, and performance by Dr. Huh of this Agreement does not and will not (A) violate any laws applicable to Dr. Huh, (B) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity applicable to Dr. Huh, in each case, which would adversely affect Dr. Huh’s performance under this Agreement or the consummation of the transactions contemplated hereby, or (C) result in the creation of any lien, security interest, or other encumbrance on any Founder Indebtedness.

(c) Tax Matters. Dr. Huh has had an opportunity to review with Dr. Huh’s own tax advisors the tax consequences to Dr. Huh of the transactions contemplated by this Agreement. Dr. Huh understands that Dr. Huh is relying solely upon Dr. Huh’s advisors and not on any statements or representations by Peak or the Company or any of their respective agents or affiliates. Dr. Huh understands that Dr. Huh (and not Peak or the Company or any of their respective agents or affiliates) shall be responsible for Dr. Huh’s own taxes that may arise from the transactions contemplated hereby.

(d) Legal Advice. (i) Dr. Huh has been granted the opportunity to ask questions of, and to receive answers from, Dr. Huh’s legal counsel concerning the terms and conditions of this Agreement, (ii) Dr. Huh has been advised to seek independent legal advice and has received such advice or has, without undue influence, elected to waive the benefit of any such advice, and (iii) Dr. Huh is entering into this Agreement voluntarily.

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3. General Provisions.

(a) Assignment and Successors. This Agreement is irrevocable and shall remain in full force and effect notwithstanding the death, dissolution, liquidation, bankruptcy or incapacity of parties hereto and shall be binding upon their heirs, personal representatives, successors and permitted assignees. Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned by a party without the prior written consent of the other parties. Any purported assignment in violation of the terms hereof shall be null and void ab initio.

(b) Amendments. This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by each party hereto.

(c) Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws principles that may result in the application of the law of any jurisdiction other than the State of Delaware.

(d) Incorporation by Reference. Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.8, 5.11, 5.12, and 5.20 of the Purchase Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

COMPANY:

AKARI THERAPEUTICS, PLC

By:	/s/ Abizer Gaslightwala
Name:	Abizer Gaslightwala
Title:	President and CEO

PEAK:

PEAK BIO INC.

By:	/s/ Abizer Gaslightwala
Name:	Abizer Gaslightwala
Title:	President and CEO

DR. HUH:

By:	/s/ Hoyoung Huh
Name:	Dr. Hoyoung Huh